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                                                                    Exhibit b(5)


                            Amendment to the By-Laws
                                       of
          Credit Suisse Warburg Pincus Small Company Growth Fund, Inc.

Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg Pincus Small Company Growth Fund, Inc., the name has changed to Credit Suisse Small Cap Growth Fund, Inc.


Dated the 12th day of December, 2001